United States
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 1, 2010

NORTH VALLEY BANCORP
(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction of incorporation)

0-10652	94-2751350
(Commission File Number)	(IRS Employer Identification No.)

300 Park Marina Circle, Redding, CA 96001
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (530) 226-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On July 1, 2010, North Valley Bank, a California banking corporation (the “Bank”), a wholly owned subsidiary of North Valley Bancorp (the “Company”), entered into an agreement for data processing services with Fiserv Solutions, Inc., a subsidiary of Fiserv, Inc., a Wisconsin corporation (“Fiserv”). The agreement follows a decision by the Board of Directors to reorganize and outsource the central data processing services required by the Bank. Fiserv and its affiliates will provide the Bank with offsite core processing and item processing services, plus data storage services and disaster recovery services, and will also supply the related software programs required by the Bank. The agreement is expected to result in near-term cost savings due to certain reductions in personnel, office lease and related expenses, while achieving greater data processing capability and efficiency over the long term. Within 120 days after the date of the agreement, the Bank will pay Fiserv a conversion fee of $96,000 and will make estimated average monthly payments of $95,000 during the term of the agreement. The agreement will remain in effect for four years, with extensions thereafter at the option of the Bank. A copy of the Fiserv Master Agreement is filed as Exhibit 99.176 to this Current Report and is incorporated herein by this reference.

9.01.	Financial Statements and Exhibits

(d)           Exhibits

99.176	Fiserv Master Agreement, dated June 25, 2010, by and among North Valley Bank and Fiserv Solutions, Inc., and finalized July 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH VALLEY BANCORP

Dated: July 2, 2010	By:	/s/ Leo J. Graham
Leo J. Graham
General Counsel and Corporate Secretary